                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("AGREEMENT") is entered into and effective as of October 20, 2003, by and between Robert R. Buck ("EXECUTIVE") and Beacon Sales Acquisition, Inc. d/b/a Beacon Sales Company, a Delaware corporation (the "COMPANY").

                                R E C I T A L S :

     A. The Company and its Subsidiaries (as defined herein) are engaged in the business of distributing commercial and residential roofing and related products, including without limitation, shingles, sheet metal, lumber, water proofing products, siding, windows and insulation.

     B. The Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to be so employed by the Company, on the terms and conditions set forth herein.

     C. The Company desires to bind Executive to certain restrictive covenants, and Executive agrees to be so bound, on the terms and conditions set forth herein.

                              A G R E E M E N T S:

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. EMPLOYMENT TERM. Subject to the terms and conditions set forth herein, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a term commencing on the date hereof and ending on November 19, 2006, unless sooner terminated as herein provided (the "INITIAL TERM"). The parties may, by mutual written agreement executed in their sole discretion, extend the Initial Term (any such extension, together with the Initial Term, the "EMPLOYMENT TERM").

     2.     EMPLOYMENT DUTIES; OTHER OFFICES.

     (a) During the Employment Term, Executive shall serve as the President and Chief Executive Officer ("CEO") of the Company under the direction and control of the board of directors of the Company (the "BOARD OF DIRECTORS"), subject to the terms of this Agreement. Executive shall perform such services and assume such duties and responsibilities as are commensurate with his position as such President and CEO, including such services, duties and responsibilities as may from time to time be assigned to him by the Board of Directors. Executive shall serve the Company faithfully, diligently and competently and to the best of his ability, and Executive shall use his best efforts to further enhance and develop the Company's business affairs, interests and welfare. Except for illness, vacation periods and reasonable leaves of absence, Executive shall devote his full business time and attention to the business and affairs of the Company and the performance of his duties hereunder.

     (b) Code, Hennessy & Simmons III, L.P., a Delaware limited partnership ("CHS"), shall cause Executive to be elected as a director of the Company's parent, Beacon Roofing Supply, Inc., a Delaware corporation (the "PARENT") at all times during the Employment Term that CHS owns a majority of the shares of voting stock of Parent. CHS shall cause Executive to be elected as the President and CEO of Parent at all times during the Employment Term that CHS owns a majority of the shares of voting stock of Parent. Although Executive shall serve as a director and the President and Chief Executive Officer of Parent, he shall not be an employee of Parent.

     3. COMPENSATION. During the Employment Term, the Company shall pay to Executive the following:

     (a) The Company shall pay to Executive a salary ("BASE SALARY") for all services rendered by Executive under this Agreement of $430,000 per year in fiscal year 2004 (prorated for any partial year), which ends on September 25, 2004, and of $445,000 per year for fiscal year 2005 (prorated for any partial year), which ends on September 24, 2005. Thereafter, the Base Salary shall be reviewed annually by the Board of Directors and shall be subject to additional increases (but not decreases) at the sole discretion of the Board of Directors. The Base Salary shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies, and shall be prorated for any partial fiscal years.

     (b) Subject to the last sentence of this Section 3(b), the Company shall pay an annual bonus ("INCENTIVE BONUS") of up to 100% of Base Salary for each fiscal year of the Company in which the Executive is employed by the Company during such fiscal year, based upon achievement of the performance target for such fiscal year as follows: If the Company achieves only 85% or less of the target for a fiscal year, then no Incentive Bonus shall be paid for such fiscal year. If the Company achieves 100% of the target for a fiscal year, then the Incentive Bonus for that fiscal year shall be equal to 50% of the Base Salary for that fiscal year. If the Company achieves 115% or more of the target for a fiscal year, then the Incentive Bonus for that year shall be equal to 100% of the Base Salary for that fiscal year. If the Company achieves a percentage of the target for a fiscal year that is between any two of the 85%, 100% or 115% thresholds referred to above, then the Incentive Bonus shall be calculated on a straight line basis between the Incentive Bonus that would apply at those two thresholds. For example, (i) if the Company achieves 92.5% of the target for a fiscal year, then the Incentive Bonus for that fiscal year shall be equal to 25% of the Base Salary for that fiscal year; and (ii) if the Company achieves 107.5% of the target for a fiscal year, then the Incentive Bonus for that fiscal year shall be equal to 75% of the Base Salary for that fiscal year. As used in this
Section 3(b), the phrase "Base Salary for that year" means the rate of Base Salary in effect for a majority of that fiscal year (or, if no Base Salary rate was in effect for a majority of such fiscal year, then the weighted average Base Salary for that fiscal year). No later than sixty (60) days after the beginning of each fiscal year, the Board of Directors and Executive shall mutually agree upon the performance target for such fiscal year. Notwithstanding anything to the contrary herein, the Company shall not be obligated to pay any Incentive Bonus for any fiscal year unless Executive is employed by the Company at the end of that fiscal year.

     4. PAYMENTS. All payments made to Executive pursuant to this Agreement (whether during his employment with the Company or thereafter as severance) shall be treated as wages for withholding and employment tax purposes as provided by law (except that reimbursement of expenses will not be so treated to the extent permitted by law).

     5.     LOCATION.

     (a) Subject to Section 5(b), during the Employment Term, Executive's office shall be located at a Company facility in the greater Boston metropolitan area. During the Apartment Period, the Company shall rent an apartment in the greater Boston metropolitan area for Executive's use; provided that until December 1, 2003, the Company may instead provide hotel accommodations in the greater Boston metropolitan area for Executive's use. As used herein, "APARTMENT PERIOD" means the period starting on the date hereof and ending on the earlier of (i) the date that Executive changes his permanent primary residence from the Cincinnati area to the Boston area or any other area in accordance with Section 5(b) or (ii) the date that the Employment Term ends pursuant to Section 8.

     (b) At any time during the period starting on July 31, 2004 (or earlier, if mutually agreed by the parties) and ending on December 31, 2004 (the "RELOCATION PERIOD"), the Company may, after consultation with Executive, request that Executive relocate to a greater metropolitan area located in the Northeastern, Eastern, or Southeastern United States, including the Washington, D.C. area. If the Company does so, then (i) Executive shall, by the later of December 31, 2004 or three months after receiving such request, relocate his office to the requested metropolitan area, establish his primary permanent residence in such area, and move himself and his family permanently out of his home in the Cincinnati area; and (ii) Executive shall use commercially reasonable efforts to sell his home in the Cincinnati area promptly after receiving such request. If, during the Relocation Period, the Company, after consultation with Executive, notifies Executive that he should not relocate his office but should instead remain in the greater Boston metropolitan area, then
(i) Executive shall, by the later of December 31, 2004 or three months after receiving such request, establish his primary permanent residence in the greater Boston metropolitan area, and move himself and his family permanently out of his home in the Cincinnati area; and (ii) Executive shall use commercially reasonable efforts to sell his home in the Cincinnati area promptly after receiving such request. If the Executive sells his home in the Cincinnati area and moves his primary, permanent residence in accordance with this Section 5(b), then the Company shall reimburse Executive for all reasonable, documented expenses incurred by Executive during the Employment Term on or prior to September 30, 2005 for such relocation, including expenses for any house search, moving company, broker's fee and up to $500 of attorneys fees on the sale of Executive's home in Cincinnati.

     6.     BENEFITS.

     (a) Executive shall be entitled during the Employment Term to participate in such employee benefit plans and programs, including, without limitation, life and disability insurance and medical, dental and 401(k) plans and the Company's standard stock option plan, as are maintained from time to time for salaried employees of the Company, to the extent that his position, tenure, compensation, age, health and other qualifications make him (and his dependents) eligible to participate. Notwithstanding anything to the contrary herein contained, (i) the Company does not promise the continuance of any particular plan or program during the Employment Term, (ii) Executive's (and his dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto and (iii) such plans or programs may be amended or terminated at any time by the Board of Directors in its sole discretion.

     (b) During the Employment Term, Executive shall be entitled to four (4) weeks of paid vacation per fiscal year (pro rated for partial years) to be taken at times mutually acceptable to Executive and the Company, and such holidays as are observed by the Company from time to time. Paid vacation which is not used in a fiscal year may not be carried over to a subsequent fiscal year, except as expressly agreed by the Board of Directors.

     (c) During the Employment Term, Executive shall be entitled to a car allowance of $750 per month. Any automobile lease payments, insurance payments or other payments made by the Company with respect to any vehicle leased by the Company for Executive's use (the "LEASED VEHICLE") shall be credited against such car allowance.

     7. REIMBURSEMENT OF EXPENSES. Except for expenses related to the Leased Vehicle, Executive shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses which Executive incurs in connection with performing his duties under this Agreement, including reasonable travel expenses. The reimbursement of all such expenses shall be made in accordance with the Company's customary practices and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses) for reimbursement of expenses of senior executive officers. Notwithstanding the foregoing, during the Apartment Period, Executive shall be entitled to reimbursement from the Company for reasonable travel expenses for up to two round trips per month for each of Executive and his wife between the Boston area and the Cincinnati area, upon presentation to the Company of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses.

     8.     TERMINATION; SEVERANCE.

     (a) Executive's employment with the Company: (x) shall terminate upon Executive's resignation, death, Disability or Retirement (as defined herein); and (y) may be terminated at any time by the Board of Directors for any reason (or no reason), including for Cause (as defined herein). As used in this Agreement, "CAUSE" means any of the following, as determined by the Board of Directors, in its reasonable judgment: (i) Executive's failure or refusal to perform such material duties and responsibilities as are reasonably requested by the Board of Directors; (ii) Executive's failure to observe all material policies of the Company generally applicable to executives of the Company; (iii) Executive's gross negligence or willful misconduct in the performance of Executive's duties; (iv) any act of fraud or embezzlement by Executive against the Company Group, other wrongful taking by Executive of money or other assets of the Company Group for Executive's personal use, self-dealing by Executive or his spouse or children directly or indirectly involving the Company Group, or Executive's conviction for (or plea of nolo contendere or the like with respect to) any felony; (v) Executive's dissemination of information, observations and data concerning the business plans, financial data, referral sources, customers, suppliers, manufacturing procedures and techniques, trade secrets or acquisition strategies of the Company Group or any other Confidential Information in violation of Section 9(b); (vi) a breach by Executive of any obligation under
Section 2(a) of the Securities Agreement (as defined herein); or (vii) any other material breach of the terms of this Agreement or the Securities Agreement. As used herein, the "COMPANY GROUP" means the Parent and its Subsidiaries, including the Company. "RETIREMENT" means the voluntary termination of Executive's employment with the Company when Executive is at least 65 years old (for purposes hereof, such a termination shall not be treated as a resignation).

     (b) For purposes of this Agreement, Executive's employment shall be terminated: (i) if terminated as a result of the Disability of Executive, on the effective date of Executive's termination of employment pursuant to Section 10 hereof; (ii) if terminated by Executive's resignation or Retirement, on the date specified in a written notice delivered by Executive to the Company, which date shall be at least sixty (60) days following the date of such written notice;
(iii) if terminated as a result of the death of Executive, on the date of such death; (iv) if terminated by the Company with or without Cause, at the time specified in a written notice delivered by the Company to Executive (which time shall not be earlier than the time that the notice is given).

     (c) If Executive's employment is terminated by the Company without Cause or if the Executive's employment ends effective as of the expiration of the then current term hereof because the Company is unwilling to extend this Agreement on the same terms as then currently apply, Executive shall be entitled to the continuation of Executive's Base Salary (the "SEVERANCE PAYMENT") for a period of twelve (12) months from the date of termination of Executive's employment. The Severance Payment shall be paid in accordance with the Company's customary payroll practices over such twelve (12) month period. Notwithstanding the foregoing, the Company shall not be obligated to pay the Severance Payment (i) at any time when Executive is in material breach of any material provision of this Agreement, and (ii) unless and until Executive executes and delivers to the Company a release (in form and substance reasonably satisfactory to the Company) whereby Executive releases the Company Group, and their respective directors, officers, employees, agents, representatives and shareholders, from all claims Executive may have from or arising out of this Agreement or otherwise from his employment with the Company, except for the Company's obligation under this
Section 8(c) and the Parent's obligations under

Section 2, 3 and 4 of the Stock Option Agreement and Sections 3, 7, 8 and 13 of the Securities Agreement (both as defined herein).. Without limiting any other provision of this Agreement, the Company shall not be obligated to make the Severance Payments (or any other severance payment) if Executive's employment is terminated by the Company for Cause, or by the Executive's death, Disability, resignation or Retirement, or upon expiration of this Agreement (other than expiration under the circumstances described in the first sentence of this
Section 8(c)). If Executive's title is diminished or his duties are substantially and materially reduced (including his title and duties as President and Chief Executive Officer of Parent), or his Base Salary or bonus opportunity is reduced and Executive resigns as a result thereof, such resignation will constitute termination by the Company without Cause. For purposes hereof, Executive's "bonus opportunity" shall be treated as reduced if (and only if) the Company breaches its obligations under Section 3(b).

     (d) Upon termination of employment for any reason, Executive (or, if Executive is deceased, his estate) shall be entitled to any accrued but unpaid Base Salary under Section 3, benefits under Section 6 required to be extended to Executive pursuant to applicable law or the terms of a particular plan or program, and reimbursement for expenses under Sections 5 and 7, in each case with respect to the period ending on the date of termination of employment.

     (e) Upon termination of his employment, Executive shall be entitled only to the payments described in this Section 8 and shall not be entitled to any other salary, benefits or other payments from the Company Group pursuant to this Agreement.

     (f) Concurrent with termination of Executive's employment with the Company for any reason, Executive shall resign from all positions with the Company Group.

     (g) Nothing in this Section 8 shall relieve the Company of any obligation it may have under applicable law to continue any health benefits.

     9.     RESTRICTIVE COVENANTS.

     (a) NON-COMPETE. During the Restricted Period, Executive must not directly or indirectly: (i) engage in the Business anywhere in the Territory other than on the Company Group's behalf; (ii) solicit any actual (as opposed to merely prospective) customer of the Company Group, with whom Executive has had direct contact while employed by the Company, to purchase other than from the Company Group any goods or services sold by the Company Group; or (iii) solicit the employment (or solicit to retain the services) of any employee, sales representative or sales agent of the Company Group. Nothing in this Agreement, however, prevents Executive from (x) owning less than five percent (5 %) of any class of publicly traded securities so long as such investment is passive and Executive has no other involvement with the issuer of such securities or (y) continuing to receive benefits from his prior employer, provided that Executive does not perform any services for his prior employer. To "ENGAGE" in a business in the Territory means (x) to render services in (or with respect to) the Territory for that business, or (y) to own, manage, operate or control (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in the Territory. "RESTRICTED PERIOD" means the period beginning on the date hereof and ending eighteen (18) months after the last day of Executive's employment by the Company. "TERRITORY" means the state of Texas and all states in the United States east of the Mississippi River. "BUSINESS" means the wholesale distribution of (i) commercial roofing products, (ii) residential roofing products or (iii) any related products, including shingles, sheet metal, lumber, water proofing products, siding, windows and insulation.

     (b) CONFIDENTIALITY. During the Confidentiality Period: (i) Executive must maintain all Confidential Information in confidence and must not disclose any Confidential Information to anyone outside of the Company Group; and (ii) Executive must not use any Confidential Information for the benefit of Executive or any third party. Nothing in this Agreement, however, prohibits Executive: (1) from disclosing any Confidential Information (or taking any other action) in furtherance of Executive's duties to the Company Group while employed by the Company; or (2) from disclosing Confidential Information to the extent required by law (after giving prompt notice to the Company in order that the Company Group may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information). Upon the Company's request at any time, Executive must immediately deliver to the Company all tangible items in Executive's possession or control that are or that contain Confidential Information, without keeping any copies. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" means information regarding the Company Group that is not generally available to the public, including (to the extent that it is not so generally available): (1) information regarding the Company Group's business, operations, financial condition, customers, vendors, sales representatives and other employees; (2) projections, budgets and business plans regarding the Company Group; (3) information regarding the Company Group's planned or pending acquisitions, divestitures or other business combinations; (4) the Company Group's trade secrets and proprietary information; and (5) the Company Group's technical information, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae. For purposes of the preceding sentence, information is not treated as being generally available to the public if it is made public by Executive in violation of this Agreement. "CONFIDENTIALITY PERIOD" means the period beginning on the date hereof and ending three years after the last day of Executive's employment by the Company.

     10. DISABILITY. If at any time during the term of this Agreement, Executive is suffering from any illness, injury or other disability which has caused (or which the Board of Directors reasonably determines will cause) Executive to be unable to perform Executive's duties with the Company for 90 consecutive days or for 120 cumulative days during any 180 day period or Executive is receiving long term disability benefits under any policy, plan or program ("DISABILITY"), the Company may assume management responsibilities for the duration of Executive's absence and may, upon thirty (30) days prior written notice to Executive, terminate Executive's employment for Disability.

     11. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or sent by confirmed facsimile (provided, however, that notices delivered by facsimile shall be effective only if such notice is also delivered by hand, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier (charges prepaid), on or before two (2) business days after its delivery by facsimile) or by reputable overnight courier service (charges prepaid) to the recipient at the address indicated below:

            TO THE COMPANY:

            Beacon Sales Acquisition, Inc.
            c/o Code, Hennessy & Simmons III, L.P.
            10 South Wacker Drive
            Suite 3175
            Chicago, Illinois  60606
            Attention: Peter M. Gotsch
            Fax:  (312) 876-3854

            WITH A COPY TO:

            Schiff Hardin & Waite
            6600 Sears Tower
            Chicago, Illinois  60606
            Attention:  S. Michael Peck and Steve Otis
            Fax:  (312) 258-5600

            TO EXECUTIVE:

            Robert R. Buck
            5650 Wm. H. Harrison Lane
            Cincinnati, Ohio 45243

            WITH A COPY TO:

            John S. Stith
            Frost Brown Todd LLC
            2200 PNC Center
            Cincinnati, Ohio 45202
            Fax:  (513) 651-6981

and/or such other address and/or to the attention of such other person as the recipient party shall have designated by notice given in accordance with this
Section 11. Any notice under this Agreement shall be deemed to have been given:
(i) if delivered in person, at the time delivered; (ii) if sent by confirmed facsimile, at the time sent; or (iii) if sent by overnight courier, one (1) business day after being given to the courier.

     12.    GENERAL PROVISIONS.

     (a) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall (subject to Section 12(c) hereof) be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

     (b) REMEDIES. If Executive breaches any of the provisions of this Agreement (including the provisions of Section 9), then the Company shall be entitled, in addition to any other remedies that it may have, to specific injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce such provision.

     (c) SCOPE OF COVENANTS. Executive acknowledges that the territorial, time and activity limitations set forth in Section 9 (or the lack thereof, as the case may be) are reasonable and are properly required for the protection of the Company. If any such territorial, time or activity limitation (or the lack thereof) is determined to be unreasonable by a court or other tribunal, the parties agree to the reduction of such territorial, time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period or scope of activity as said court or tribunal shall deem reasonable under the circumstances. Also, if the Company seeks partial enforcement of Section 9 as to only a territory, time and scope of activity which is reasonable, then the Company shall be entitled to such reasonable partial enforcement. If such reduction or (if the Company seeks partial enforcement) such partial enforcement is not possible, then the unenforceable provision or portion thereof shall be severed as provided in Section 12(a).

     (d) COMPLETE AGREEMENT. This Agreement, that certain Special Purchase Agreement of even date herewith between Executive and the Parent ("STOCK OPTION AGREEMENT"), and that certain Executive Securities Agreement of even date herewith among Executive, the Parent and Code, Hennessy & Simmons III, L.P. (the "SECURITIES AGREEMENT"), and any and all other documents executed by Executive on the date hereof in connection with the transactions contemplated by the foregoing embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

     (e) COUNTERPARTS. This Agreement may be executed in separate counterparts (including by facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     (f) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company Group and their respective heirs, legal representatives, successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

     (g) CHOICE OF LAW. This Agreement shall be governed and construed in accordance with the internal laws of the Applicable State, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Applicable State. As used herein, "APPLICABLE STATE" means the Commonwealth of Massachusetts; provided, however, that when and if Executive relocates his offices to a location outside of the greater Boston metropolitan area in accordance with
Section 5(b), then the Applicable State shall be (at all times thereafter) the state in which such relocated office is situated immediately after such relocation.

     (h) CONSENT TO JURISDICTION. The parties irrevocably consent and submit to the nonexclusive jurisdiction of any local, state or federal court within the Applicable County for the enforcement of this Agreement. The parties irrevocably waive (with respect to any such court) any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement. As used herein, "APPLICABLE COUNTY" means Suffolk County, Massachusetts; provided, however, that when and if Executive relocates his offices to a location outside of the greater Boston metropolitan area in accordance with Section 5(b), then the Applicable County shall be (at all times thereafter) the county in which such relocated office is situated immediately after such relocation.

     (i) WAIVER. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     (j) HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     (k) AMENDMENTS. This Agreement shall not be amended or modified unless pursuant to an agreement in writing signed by the Company and Executive.

     (l) SURVIVAL. The rights and obligations of the parties shall survive the termination of Executive's employment to the extent that any performance is required following termination.

     (m) CERTAIN DEFINITIONS. As used herein, "SUBSIDIARY," of a specified person means (i) an entity that is directly or indirectly Controlled by the specified person, or (ii) an entity in which the specified person, directly or indirectly, owns a majority economic interest; and "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                           BEACON ROOFING SUPPLY, INC.

                                           By: /s/ Peter M. Gotsch
                                               ---------------------------------
                                               Peter M. Gotsch, Vice President


                                           EXECUTIVE

                                           /s/ Robert R. Buck
                                           ---------------------------------
                                           Robert R. Buck

                                     JOINDER

     The undersigned hereby agrees to be bound by Section 2(b) of this Employment Agreement.

                                      CODE, HENNESSY & SIMMONS III, L.P.


                                      By:  CHS Management III, L.P.,
                                           its general partner

                                      By:  CODE, HENNESSY & SIMMONS, L.L.C.,
                                           its general partner

                                      By: /s/ Peter M. Gotsch
                                         ----------------------------------
                                           Peter M. Gotsch, Member